Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life Insurance Company:
We consent to the incorporation by reference in this Registration Statement on Form N-4 our reports on Nationwide Variable Account - II and Nationwide Life Insurance Company and subsidiaries, dated March 16, 2016 and February 23, 2016, respectively, which appear in the Registration Statement on Form N-4 (File No. 333-103095). We also consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement on Form N-4 (File No. 333-103095) incorporated by reference into this Registration Statement.
/s/ KPMG LLP
Columbus, Ohio
May 26, 2016